Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ameriprise Financial 401(k) Plan, as amended and restated effective January 1, 2007, of our reports (a) dated February 26, 2008, with respect to the consolidated financial statements of Ameriprise Financial, Inc. and the effectiveness of internal control over financial reporting of Ameriprise Financial, Inc., incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2007, and the financial statement schedule of Ameriprise Financial, Inc. included therein, and (b) dated June 25, 2008, with respect to the financial statements and schedules of the Ameriprise Financial 401(k) Plan included in its Annual Report on Form 11-K for the year ended December 31, 2007, filed with Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

December 11, 2008